EXHIBIT 11.1

         VETERINARY CENTERS OF AMERICA, INC. AND SUBSIDIARIES

                 COMPUTATIONS OF PER SHARE EARNINGS



The computations of net earnings per share for three months ended March 31, 1997 and 1996 are as follows:


                                                        1997             1996
                                                        ----             ----
Primary:
  Net income                                      $   1,410,000     $   760,000
                                                    ===========      ==========
  Average common shares outstanding                  19,444,000      13,235,000
  Dilutive common equivalent shares issuable upon:
    Conversion of preferred stock                       583,000         583,000
    Redemption of redeemable warrants                      --         1,239,000
    Exercise of options to purchase common shares       364,000         870,000
                                                    -----------      ----------
                                                     20,391,000      15,927,000
                                                    ===========      ==========

      Net earnings per share                     $         0.07    $       0.05
                                                    ===========      ==========

Fully Diluted:
  Net income                                      $   1,410,000    $    760,000
    Add back: Interest expense, net of tax,
     applicable to convertible debt                     718,000          53,000
                                                    -----------      ----------
                                                  $   2,128,000    $    813,000
                                                    ===========      ==========
  Average common shares outstanding                  19,444,000      13,235,000
  Dilutive common equivalent shares issuable upon:
    Conversion of preferred stock                       583,000         583,000
    Redemption of redeemable warrants                      --         1,420,000
    Exercise of options to purchase common shares       365,000       1,066,000
    Conversion of convertible debt                    2,498,000          49,000
                                                    -----------      ---------
                                                     22,890,000      16,353,000
                                                    ===========      ==========

      Net earnings per share                      $        0.09    $       0.05
                                                    ===========      ==========